Contacts:
Ligand Pharmaceuticals Incorporated	LHA Investor Relations
Todd Pettingill	Bruce Voss
Email: investors@ligand.com	Email: bvoss@lhai.com
Phone: (858) 550-7893	Phone: (310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports Fourth Quarter and Full Year 2018 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

Analyst day to be held on Tuesday March 12 at 10:00 a.m. Eastern Time in New York City

SAN DIEGO (February 7, 2019) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2018, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“The fourth quarter of 2018 capped off a year of superior financial and operational performance by Ligand and our partners. Promacta showed impressive revenue growth, increasing 35% over the prior year and increasing over 10% Q4 over Q3. The product growth comes as the market evolves. Promacta is a market leading medicine in its class with a global intellectual property estate and strong market protection that we expect to continue until the middle of the next decade with Orange Book-listed patents into 2028. Kyprolis finished on a high note with solid Q4 sales and total 2018 revenue exceeding $1 billion. CASI Pharmaceuticals obtained regulatory approval for EVOMELA in China, and Retrophin initiated a clinical trial with Sparsentan in IgA nephropathy, a second promising indication for the drug. Seelos Therapeutics, a Ligand partner on four programs, is now a public company with additional outside investment following its recent merger with Apricus Biosciences,” said John Higgins, Chief Executive Officer of Ligand.

Higgins continued, “The Ligand Shots-on-Goal business model, focused on assembling a diverse array of royalty bearing assets, is thriving with a promising outlook for the near, mid and long term. Our business is generating continued significant growth in cash-flow and profitability due to its high-margin operations. We are seeing expanding future pipeline potential with late-stage partner advancement and continued leverage of our patented technologies as we enter new license agreements. Existing royalty streams are performing very well, and are expected to continue to grow over the next several years. We are positioned for major partner events and potential product launches over the next four years from a number of important partnered assets. Finally, the long-term outlook beyond five years is coming into focus and becoming even more compelling as we assemble a large portfolio of assets and see our OmniAb partners advance in the clinic toward potential launches in the early-to-middle of the next decade. We believe Ligand is a strong and diversified business and have invested in the company through active share repurchases, buying back over 4% of Ligand’s outstanding shares over the past few months.”

Ligand also provided details of its upcoming analyst day, which will be held on Tuesday March 12 from 10:00 – 11:30 a.m. Eastern time in New York City. Company presenters will include John Higgins, CEO, Matt Foehr, COO, Matt Korenberg, CFO and Mike Wood, PhD, Vernalis, a Ligand Company, Research Director and Cambridge Site

Head. Additional speakers and partner presenters will be announced at a later date. For more information or to RSVP, please contact Kasha Chen at kchen@lhai.com.

Fourth Quarter 2018 Financial Results

Total revenues for the fourth quarter of 2018 were $59.6 million, compared with $50.5 million for the same period in 2017. Royalties were $40.2 million, compared with $28.3 million for the fourth quarter of 2017 as originally reported, or $32.7 million as would have been reported had new revenue recognition accounting standard ASC 606 been applicable at the time. Fourth quarter 2018 royalties primarily consisted of royalties from Promacta®, Kyprolis® and EVOMELA®. Material sales were $10.1 million, compared with $7.7 million for the same period in 2017 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $9.3 million, compared with $14.4 million for the same period in 2017.

Cost of material sales was $3.0 million for the fourth quarter of 2018, compared with $1.7 million for the same period in 2017. Amortization of intangibles was $3.5 million, compared with $4.0 million for the same period in 2017. Research and development expense was $8.8 million, compared with $8.6 million for the same period of 2017. General and administrative expense was $11.2 million, compared with $7.7 million for the same period in 2017, with the increase due to costs associated with recent acquisitions and non-cash share-based compensation expense.

Net loss for the fourth quarter of 2018 was $42.5 million, or $2.02 per diluted share, compared with a net loss of $7.0 million, or $0.33 per diluted share, for the same period in 2017. Net income for the fourth quarter of 2018 was impacted by a non-cash loss of $74.0 million due to the marking of Ligand’s investment in Viking Therapeutics to market. For reference, in the third quarter the financial results were benefited by $62.4 million due to the increase in value of Viking Therapeutics being recorded on the income statement at the end of that quarter. The impact to the income statement is new this year as a result of recently adopted ASU 2016-01 which requires equity to be marked to market value through the statement of operations in contrast to the previous treatment which only impacted the balance sheet. Adjusted net income for the fourth quarter of 2018 was $39.0 million, or $1.70 per diluted share, compared with adjusted net income of $29.6 million, or $1.31 per diluted share, for the same period in 2017.

As of December 31, 2018, Ligand had cash, cash equivalents and short-term investments of approximately $718.4 million. Cash generated from operations during the fourth quarter of 2018 was $33.3 million.

Full Year 2018 Financial Results

Total revenues for 2018 were $251.5 million, compared with $141.1 million for 2017. Royalties were $128.6 million, compared with $88.7 million for 2017 as originally reported, or $97.2 million as would have been reported had new accounting standard ASC 606 been applicable at the time. Royalties for 2018 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA. Material sales were $29.1 million, compared with $22.1 million for 2017 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $93.8 million, compared with $30.3 million for 2017, primarily due to the receipt of a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement and a $20 million upfront payment upon the licensing of Ligand’s glucagon receptor antagonist (GRA) program.

Cost of material sales was $6.3 million for 2018, compared with $5.4 million for 2017. Amortization of intangibles was $15.8 million, compared with $12.1 million for 2017, due to recent acquisitions and amortization of research and development assets. Research and development expense was $27.9, compared with $26.9 million for 2017. General and administrative expense was $37.7 million, compared with $28.7 million for 2017, with the increase due to costs associated with recent acquisitions and non-cash share-based compensation expense.

Net income for 2018 was $143.3 million, or $5.96 per diluted share, compared with net income of $12.6 million, or $0.53 per diluted share, for 2017. Net income for 2018 was impacted by a non-cash net annual gain due to the marking of Ligand’s investment in Viking Therapeutics to market. Adjusted net income for 2018 was $166.9 million, or $7.15 per diluted share, compared with adjusted net income of $72.5 million, or $3.26 per diluted share, for 2017.

2019 Financial Guidance

Ligand is providing updated guidance for 2019 with total revenues expected to be approximately $224 million, up from previous guidance of $212 million, which includes royalties of approximately $154 million, material sales of approximately $27 million and license fees and milestones of approximately $43 million. Ligand notes that with total revenues of $224 million, adjusted earnings per diluted share would be approximately $6.05, up from previous guidance of $5.50.

Fourth Quarter 2018 and Recent Business Highlights

Promacta®/Revolade®

•Novartis reported fourth quarter 2018 net sales of Promacta/Revolade (eltrombopag) of $330 million, a $75 million or 29% increase over the same period in 2017.
•Novartis announced that the U.S. Food and Drug Administration (FDA) expanded the label for Promacta (eltrombopag) to include first-line treatment for adults and pediatric patients two years and older with Severe Aplastic Anemia in combination with standard immunosuppressive therapy.
•Novartis announced results of a retrospective, real-world evidence study in patients with immune thrombocytopenia (ITP) treated with Promacta/Revolade (eltrombopag), compared with other second-line therapies, demonstrating that patients experienced better clinical outcomes with Promacta/Revolade in terms of fewer bleeding episodes.
•Novartis presented data from a Phase 4 open-label study of Promacta in the treatment of chronic ITP at the European Congress on Thrombosis and Haemostasis 2018.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•On January 29, 2019, Amgen reported fourth quarter 2018 net sales of Kyprolis of $251 million, a $24 million or 11% increase over the same period in 2017. On February 1, 2019, Ono Pharmaceutical reported Kyprolis sales in Japan of approximately $12 million for the most recent quarter.
•On October 1, 2018, Amgen announced that the FDA approved the supplemental New Drug Application to expand the prescribing information for Kyprolis to include a once-weekly dosing option in combination with dexamethasone for patients with relapsed or refractory multiple myeloma.

Recent Acquisitions

•Ligand announced the acquisition of economic rights to PTX-022 from Palvella Therapeutics for $10 million in cash. Ligand will receive a tiered net sales royalty in the mid-to-upper single digits, as well as regulatory and financing milestones. PTX-022 is a novel, orphan-indicated, topical formulation of rapamycin in Phase 2/3 development for the treatment of pachyonychia congenita, a rare skin disorder with no FDA-approved treatment.
•Ligand announced an investment in Dianomi Therapeutics, paying a total of $3 million in exchange for 1) a tiered royalty of two or three percent based on level of net sales for the first five products to be approved using Dianomi’s patented Mineral Coated Microparticle (MCM) technology and 2) a loan convertible into $1 million of equity at the next qualified financing.

•Ligand closed the acquisition of Vernalis plc, a structure-based drug discovery biotechnology company with a broad pipeline of partnered programs and ongoing collaborations, for $43 million in cash. The acquisition provides Ligand with more than eight fully-funded shots on goal, a 70-person R&D team based in Cambridge, England, a portfolio of ongoing collaboration agreements that have the potential to create additional shots on goal, a compound library of unpartnered programs and operations that provide a platform to help efficiently pursue investment and acquisition activities in Europe and the United Kingdom.

Additional Pipeline and Partner Developments

•Ligand’s portfolio of partnerships now includes more than 200 shots-on-goal. Growth of the portfolio from more than 178 shots-on-goal has been driven primarily by business development and licensing activity and the expansion and advancement of OmniAb partnerships.
•CASI Pharmaceuticals announced that it received National Medical Products Administration (formerly, the China FDA) approval of EVOMELA for use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma, and the palliative treatment of patients with multiple myeloma for whom oral therapy is not appropriate.
•Daiichi Sankyo announced receipt of marketing approval in Japan for MINNEBRO (esaxerenone) for the treatment of hypertension.
•Viking Therapeutics presented positive results from a 12-week Phase 2 study of VK2809 in patients with non-alcoholic fatty liver disease in an oral late-breaker presentation at the AASLD’s annual meeting (The Liver Meeting®) in San Francisco, CA.
•Viking Therapeutics presented positive results from its Phase 2 study of VK5211 in patients recovering from hip fracture at the American Society for Bone and Mineral Research 2018 annual meeting.
•Seelos Therapeutics closed a reverse merger with Apricus Biosciences and is now publicly traded on the Nasdaq Capital Market under the trading symbol “SEEL”. In conjunction with the reverse merger transaction, Seelos issued common stock and warrants in a private round led by a group of leading venture capital investors, for gross proceeds of $18 million.
•Sage Therapeutics announced that the FDA Psychopharmacologic Drugs Advisory Committee and Drug Safety and Risk Management Advisory Committee jointly voted that data support the favorable benefit-risk profile of Zulresso injection for the treatment of postpartum depression. Sage also announced on November 20, 2018 that the action date for ZULRESSO is March 19, 2019.
•Retrophin announced that the first patient was dosed in a global, pivotal Phase 3 clinical trial evaluating the long-term nephroprotective potential of sparsentan for the treatment of IgA nephropathy.
•Retrophin presented new data examining the long-term effects of sparsentan in focal segmental glomerulosclerosis (FSGS) at the American Society of Nephrology Kidney Week 2018, and announced that the Journal of the American Society of Nephrology published online the positive results from Retrophin’s Phase 2 DUET study of sparsentan for the treatment of FSGS.
•Verona Pharma announced enrollment of the last patient in its Phase 2 clinical trial evaluating the effect of nebulized ensifentrine (RPL554) as an add-on to dual therapy using long-acting anti-muscarinic / long-acting beta2-agonists and triple therapy in the maintenance treatment of patients with moderate to severe chronic obstructive pulmonary disease (COPD).
•Verona Pharma announced initiation of a Phase 2 clinical trial to evaluate the pharmacokinetic profile, efficacy and safety of a dry powder inhaler formulation of ensifentrine in patients with moderate-to-severe COPD.
•Melinta Therapeutics announced positive topline results from its Phase 3 trial of Baxdela™ for the treatment of adult patients with community-acquired bacterial pneumonia.
•Sermonix Pharmaceuticals announced FDA acceptance of its Investigational New Drug application and the initiation of a 100-patient Phase 2 trial of oral lasofoxifene for the treatment of metastatic breast cancer.
•Sermonix Pharmaceuticals announced the presentation of three posters of oral lasofoxifene in metastatic breast cancer at the 2018 San Antonio Breast Cancer Symposium.
•Opthea Limited reported that the last patient was enrolled in its ongoing Phase 2b trial of OPT-302 for wet age-related macular degeneration.

•Marinus Pharmaceuticals announced positive results from its Phase 2 clinical trial evaluating ganaxolone IV in women with postpartum depression.
•On December 3, 2018, Amgen announced the first clinical results from a study evaluating investigational novel bispecific T cell engager (BiTE®) immunotherapy AMG 330. In a Phase 1 dose-escalation study, AMG 330, which targets CD33, provided early evidence of tolerability and anti-tumor activity in patients with relapsed and/or refractory multiple myeloma and relapsed or refractory acute myeloid leukemia.
•Aptevo Therapeutics announced that the first patient was dosed in a Phase 1/1b clinical trial of APVO436, a novel anti-CD123 by anti-CD3 bispecific antibody, which is being developed for the treatment of patients with acute myeloid leukemia and high-grade myelodysplastic syndrome.
•Corvus Pharmaceuticals announced updated clinical and biomarker data from its ongoing Phase 1/1b study of CPI-444 in patients with treatment-refractory renal cell carcinoma, which demonstrated an overall survival of 88% at more than 20 months follow-up with CPI-444 administered in combination with atezolizumab.
•Corvus Pharmaceuticals announced the publication of results of preclinical studies of CPI-444 demonstrating that it induces dose-dependent antitumor responses as a monotherapy and in combination with anti-PD-1, anti-PD-L1 and anti-CTLA-4 therapies.
•Syros Pharmaceuticals announced new preclinical data on SY-1365, its first-in-class selective CDK7 inhibitor, showing that it inhibits tumor cell growth in HR-positive breast cancer cell lines that are resistant to treatment with CDK4/6 inhibitors and that it has synergistic activity in combination with fulvestrant in these treatment-resistant cells.
•OmniAb partner Arcus Biosciences announced that abstracts relating to its portfolio were presented at the Society for Immunotherapy of Cancer Annual Meeting.

Business Development

•Ligand announced a worldwide license agreement with Genagon Therapeutics AB to use the OmniAb platform technologies to discover fully human antibodies. Genagon is an immuno-oncology focused biotech located in Sweden. Ligand is eligible to receive development milestone payments and tiered royalties on future sales.
•Ligand announced a worldwide license agreement with iMetabolic Biopharma Corporation (iMBP) to use the OmniAb platform technologies to discover fully human antibodies. iMBP is an early-stage company with experienced leadership and proprietary research based on functional preservation of key natural enzymes responsible for lipid metabolism. Their discovery-stage programs target obesity and related diseases, with a primary focus on hyperlipidemia. Ligand is eligible to receive a tiered royalty on future sales of up to 6%. As part of the agreement, Ligand will fund and facilitate select early antibody discovery activities, and in return will receive an equity ownership position in iMBP.
•Ligand announced an OmniAb platform license agreement with the Fred Hutchinson Cancer Research Center (Fred Hutch) to use the OmniAb rodent platform technologies to discover fully human antibodies. Ligand is eligible to receive a defined share of revenue received by Fred Hutch from companies that commercialize products incorporating any such OmniAb-derived antibody.
•Ligand entered into new Captisol clinical use license agreements with Merck KGaA and reVision Therapeutics.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to our equity investments in Viking Therapeutics and Retrophin, acquisition and integration costs, unissued shares relating to the Senior Convertible Notes and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of our investments in Viking Therapeutics and Retrophin, share-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 9132958. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue.

Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s belief that Promacta is or will remain a market leading medicine, the length of patent protection for Promacta, Ligand’s belief regarding the diversified nature of its business, Ligand’s future revenue, the growth of future royalty streams, Ligand’s entry into new license or partnering agreements, the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners, the timing of product launches by Ligand or its partners, and guidance regarding the full-year 2019 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2019; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Novartis, Amgen or Spectrum, or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, Kyprolis, an Amgen product, and EVOMELA, a Spectrum product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Royalties	$40,213	$28,313	$128,556	$88,685
Material sales	10,093	7,734	29,123	22,070
License fees, milestones and other revenues	9,284	14,417	93,774	30,347
Total revenues	59,590	50,464	251,453	141,102
Operating costs and expenses:
Cost of material sales	2,955	1,738	6,337	5,366
Amortization of intangibles	3,483	3,994	15,792	12,120
Research and development	8,840	8,633	27,863	26,887
General and administrative	11,163	7,749	37,734	28,653
Total operating costs and expenses	26,441	22,114	87,726	73,026
Income from operations	33,149	28,350	163,727	68,076
(Loss) gain from Viking	(74,019)	1,302	50,187	(2,048)
Interest expense, net	(15,255)	(2,775)	(34,277)	(11,400)
Other income (expense), net	(664)	3,788	(6,307)	2,603
Total other income (expense), net	(89,938)	2,315	9,603	(10,845)
Income (loss) before income taxes	(56,789)	30,665	173,330	57,231
Income tax benefit (expense)	14,307	(37,675)	(30,009)	(44,675)
Net (loss) income:	$(42,482)	$(7,010)	$143,321	$12,556

Basic net income (loss) per share	$(2.02)	$(0.33)	$6.77	$0.60
Shares used in basic per share calculation	21,071	21,109	21,160	21,032

Diluted net income (loss) per share	$(2.02)	$(0.33)	$5.96	$0.53
Shares used in diluted per share calculation	21,071	21,109	24,067	23,481

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$718,381	$201,661
Investment in Viking	46,191	—
Accounts receivable, net	55,850	25,596
Inventory	7,124	4,373
Derivative asset	22,576	—
Other current assets	20,418	5,391
Total current assets	870,540	237,021

Deferred income taxes, net	46,521	84,422
Goodwill and other identifiable intangible assets, net	306,439	314,543
Investment in Viking	—	6,438
Commercial license rights, net	31,460	19,526
Other assets	5,843	9,071
Total assets	$1,260,803	$671,021

Liabilities and Stockholders' Equity
Current contingent liabilities	5,717	4,703
Accounts payable and accrued liabilities	23,383	9,636
Derivative liability	23,430	—
2019 convertible senior notes, net	26,433	224,529
Deferred revenue	3,286	—
Total current liabilities	82,249	238,868

2023 convertible senior notes, net	609,864	—
Long-term contingent liabilities	6,825	9,258
Other long-term liabilities	951	4,248
Total liabilities	699,889	252,374
Equity component of currently redeemable convertible notes		18,859
Total stockholders' equity	560,914	399,788
Total liabilities and stockholders' equity	$1,260,803	$671,021

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net (loss) income	$(42,482)	$(7,010)	$143,321	$12,556
Adjustments:
Share-based compensation expense	6,010	8,998	20,847	24,915
Non-cash interest expense (1)	18,799	2,972	43,961	11,619
Amortization related to acquisitions and intangible assets	2,957	8,189	15,859	18,412
Change in contingent liabilities (2)	(165)	278	3,473	2,580
Acquisition and integrations costs (3)	1,006	—	1,006	—
Loss (gain) from Viking	74,019	(1,302)	(50,187)	2,048
Realized gain from Viking (4)	—	—	3,107	—
Other (5)	1,443	(3,658)	4,140	(3,985)
Income tax effect of adjusted reconciling items above	(22,560)	(5,546)	(8,752)	(19,495)
Deferred tax asset adjustment (6)	649	32,758	649	32,758
Excess tax benefit from share-based compensation (7)	(716)	(1,878)	(8,904)	(4,719)
Valuation allowance release (8)	—	(4,169)	(1,666)	(4,169)
Adjusted net income	$38,960	$29,632	$166,854	$72,520
Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share	$(2.02)	$(0.33)	$5.96	$0.53
Adjustments:
Share-based compensation expense	0.29	0.43	0.87	1.06
Non-cash interest expense (1)	0.89	0.14	1.83	0.49
Amortization related to acquisitions and intangible assets	0.14	0.39	0.66	0.78
Change in contingent liabilities (2)	(0.01)	0.01	0.14	0.11
Acquisition and integrations costs (3)	0.05	—	0.04	—
(Gain)/Loss from Viking	3.51	(0.06)	(2.09)	0.09
Realized gain from Viking (4)	—	—	0.13	—
Other (5)	0.07	(0.18)	0.17	(0.16)
Income tax effect of adjusted reconciling items above	(1.07)	(0.26)	(0.36)	(0.83)
Deferred tax asset adjustment (6)	0.03	1.55	0.03	1.40
Excess tax benefit from share-based compensation (7)	(0.03)	(0.09)	(0.37)	(0.20)
Valuation allowance release (8)	—	(0.20)	(0.07)	(0.18)
Share count adjustment due to anti-dilutive effect on GAAP net loss and 2019 Senior Convertible Notes	(0.15)	(0.09)	0.21	0.17
Adjusted diluted net income per share	$1.70	$1.31	$7.15	$3.26

Weighted average shares used in calculation of GAAP diluted earnings per share	21,071	21,109	24,067	23,481
Shares excluded due to anti-dilutive effect on GAAP net loss	1,907	3,025	—	—
Weighted average dilutive potential common shares issuable of 2019 Senior Convertible Notes	—	(1,501)	(693)	(1,214)
Weighted average shares used in calculation of adjusted diluted earnings per share	22,978	22,633	23,374	22,267

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(3)  Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Veranlis plc.

(4)  Amounts represent difference between price of Viking Therapeutics shares at time of them being acquired, net of adjustment for trading restrictions, and price of Viking Therapeutics shares at time of sale.

(5)  Amounts represent market to market adjustments associated with our equity investment in Retrophin net of amounts due to a third party licensor, absorbed losses from an investment accounted for under the equity method, and net change in fair value of derivatives.

(6)  Deferred tax asset adjustments for the three and twelve months ended December 31, 2018 and 2017 relate primarily to the reduction in the U.S. corporate income tax rate from 35% to 21% beginning in 2018.

(7)  Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8)  Amount represents release of a valuation allowance relating to our investment in Viking Therapeutics during the first quarter of 2018.

# # #